Exhibit 10.10

AGREEMENT AND PLAN OF MERGER

by and among

River Hawk Aviation, Inc.,

Profile Aviation Center, Inc.,

PAC Acquisition Corp.,

Profile Services, Inc., and

PS Acquisition Corp.

Dated as of May______, 2007

(1)  AGREEMENT AND PLAN OF MERGER

This Agreement and Plan Of Merger (the “Agreement”) dated as of May ___, 2007, by and among River Hawk Aviation, Inc., a corporation formed under the laws of the State of Nevada (“River Hawk”), Profile Aviation Center, Inc., a corporation formed under the laws of the State of North Carolina (“Profile Aviation”), PAC Acquisition Corp., a corporation newly formed under the laws of the State of North Carolina and a wholly owned subsidiary of River Hawk (the “PAC Merger Sub”), Profile Services, Inc., a corporation formed under the laws of the State of Delaware (“Profile Services”), and PS Acquisition Corp., a corporation newly formed under the laws of the State of Delaware and a wholly owned subsidiary of River Hawk (the “PS Merger Sub”). Profile Aviation, the PAC Merger Sub, Profile Services, the PS Merger Sub and River Hawk are individually referred to herein as a “Party” and collectively as the “Parties.”

(2)  PREAMBLE

WHEREAS, River Hawk proposes to acquire Profile Aviation and Profile Services pursuant to a merger transaction whereby, pursuant to the terms and subject to the conditions of this Agreement, Profile Aviation and Profile Services shall become wholly owned subsidiaries of River Hawk through the merger of PAC Merger Sub with and into Profile Aviation and through the merger of PS Merger Sub with and into Profile Aviation (the “Merger”);

WHEREAS, the Board of Directors of River Hawk has (i) determined that a Merger with Profile Aviation and Profile Services is advisable and in the best interests of River Hawk and of River Hawk’s stockholders and presents an opportunity to achieve long-term strategic and financial benefits, (ii) approved the Merger and this Agreement and (iii) determined to recommend that River Hawk approve the Merger and approve and adopt this Agreement;

WHEREAS, the Board of Directors of Profile Aviation and Profile Services has (i) determined that a Merger with River Hawk is advisable and in the best interests of Profile Aviation and Profile Services and their stockholders and presents an opportunity to achieve long-term strategic and financial benefits, (ii) approved the Merger and this Agreement and (iii) determined to recommend that the stockholders of Profile Aviation and Profile Services approve the Merger and approve and adopt this Agreement;

WHEREAS, in the Merger, one hundred percent (100%) of all issued and outstanding shares of common stock of Profile Aviation and Profile Services shall be purchased (the “Share Purchase”) in exchange for Four Million U.S. Dollars ($4,000,000) and one million five hundred thousand (1,500,000) shares of common stock of River Hawk (the “Merger Shares”), which Merger Shares, when issued pursuant to the Share Purchase, shall represent approximately ten percent (10%) of the voting power of River Hawk after the Merger;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties, the Merger and/or the Parties.

“Knowledge” means, in the case of River Hawk, Profile Aviation and Profile Services, a particular fact or other matter of which its Chief Executive Officer or the Chief Financial Officer is actually aware or which a prudent individual serving in such capacity could be expected to discover or otherwise become aware of in the course of conducting a reasonable review or investigation of the corporation and its business and affairs.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a whole.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Surviving Entity” or “Surviving Entities” shall mean Profile Aviation and Profile Services as the surviving entity or surviving entities in the Merger as provided in Section 1.04.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign);

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE I
THE TRANSACTIONS

SECTION 1.01      THE SHARE PURCHASE

Consideration. On the Closing Date, (as hereinafter defined), the Share Purchase shall be consummated, in which River Hawk shall purchase from Profile Aviation and Profile Services one hundred percent (100%) of all issued and outstanding shares of common stock of Profile Aviation and Profile Services, collectively referred to as the “Profile Shares,” and all of the assets of Profile Aviation and Profile Services, who for purposes of this Section 1.01 shall collectively be referred to as “Profile” as if they were the same entity, and for purposes of this Section 1.01 be deemed to be the same entity, in exchange for the following consideration, according to the following terms:

(a) One Million Five Hundred Thousand U.S. Dollars ($1,500,000) upon the Closing Date;

(b)  A convertible promissory note for a total of Two Million Five Hundred Thousand U.S. Dollars ($2,500,000), a form of which is attached hereto as Exhibit A (the “Note”). The material terms of the Note are substantially as follows:

          (i) the Note will provide an annual interest rate of eight percent (8%);

(ii) the Note is payable in three (3) installments, the first being One Million U.S. Dollars ($1,000,000) payable one (1) year from the Effective Time (as hereinafter defined), the second being One Million U.S. Dollars ($1,000,000) payable two (2) years from the Effective Date, the third and final payment being Five Hundred Thousand U.S. Dollars ($500,000) payable three (3) years from the Effective Date;

(iii) the maturity date will be three (3) years from the Effective Date of this Agreement; and

(iv) the Note shall convert, at the noteholder’s option, in whole or in part, at a conversion price equal to the ten (10) day trailing average of the bid and ask price as quoted on the Over the Counter Bulletin Board, or substantially similar quotation system or exchange, at the time of conversion.

(c) Profile shall receive one million five hundred thousand (1,500,000) shares of River Hawk common stock shares otherwise known herein as the Merger Shares; and

(d) River Hawk shall assume the liabilities of Profile, which are estimated to equal approximately Eight Million U.S. Dollars ($8,000,000), which estimate is subject to due diligence prior to the Closing Date.

SECTION 1.02      THE MERGER

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes, Delaware Code and the General Statutes of North Carolina, at the Effective Time, all the Profile Shares shall be cancelled and converted into the right to receive the Merger Shares. In connection therewith, the following terms shall apply:

(a) Exchange Agent. Legal counsel for Profile Aviation and Profile Services, shall act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging the Profile Shares for the Merger Shares. At or prior to the Closing, River Hawk shall deliver to the Exchange Agent the Merger Shares.

(b) Conversion of Securities.

(i) Conversion of Profile Aviation and Profile Services Securities. At the Effective Time, by virtue of the Merger and without any action on the part of River Hawk, Profile Aviation, the PAC Merger Sub, Profile Services and the PS Merger Sub, or the holders of any of their respective securities agree to the following:

(1) Each of the issued and outstanding shares Profile Shares, immediately prior to the Effective Time, shall be converted into and represent the right to receive, and shall be exchangeable for a pro rata allocation the Merger Shares.

(2) All Profile Shares shall no longer be outstanding and shall automatically be canceled, retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Shares to be issued pursuant to this Section 1.02 upon the surrender of such certificate in accordance with Section 1.08, without interest. No fractional shares may be issued; but each fractional share that would result from the Merger will be rounded to the nearest number of whole shares.

           (3) The Merger Shares acquired in the Share Purchase shall represent, when issued, the equivalent of approximately ten percent (10%) of the common stock of River Hawk at the Effective Time.

(ii) Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Profile Aviation, the PAC Merger Sub, Profile Services, the PS Merger Sub and River Hawk, or the holders of any of their respective securities, each share of capital stock of the PAC Merger Sub and the PS Merger Sub outstanding, immediately prior to the Effective Time, shall be converted into one (1) share of the common stock of Profile Aviation and one (1) share of the common stock of Profile Services, each respectively a “Surviving Entity,” (collectively referred to as the “Surviving Entities”) and the shares of common stock of the Surviving Entities so issued in such conversion shall constitute the only outstanding shares of capital stock of the Surviving Entities and the Surviving Entities shall be wholly owned subsidiaries of River Hawk.

(c) Exemption from Registration. The Parties intend that the issuance of the Merger Shares to Profile Aviation and Profile Services shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

SECTION 1.03  CLOSING

The closing of the Share Purchase and the Merger (the “Closing” otherwise known as the “Closing Date”) will take place at the offices of The Otto Law Group, PLLC, within one (1) business day following the satisfaction or waiver of the conditions precedent set forth in Article V or at such other date as River Hawk, Profile Aviation and Profile Services shall agree, but in any event no later than September 30, 2007 unless extended by a written agreement of the Parties.

SECTION 1.04  MERGER; EFFECTIVE TIME.

(a) PAC Merger Sub. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the PAC Merger Sub shall, and River Hawk shall cause the PAC Merger Sub, to merge with and into Profile Aviation in accordance with the provisions of the Nevada Revised Statutes and the General Statutes of North Carolina, the separate corporate existence of the PAC Merger Sub shall cease and Profile Aviation shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Nevada Secretary of State and the North Carolina Secretary of State a Certificate of Merger, executed in accordance with the applicable provisions of the Nevada Revised Statutes and the General Statutes of North Carolina (the “Effective Time”). The date on which the Effective Time occurs is referred to as the “Effective Date.” Provided that this Agreement has not been terminated pursuant to Article VI, the Parties will cause the Certificate of Merger to be filed as soon as practicable after the Closing.

(b) PS Merger Sub.  At the Effective Time and subject to and upon the terms and conditions of this Agreement, the PS Merger Sub shall, and River Hawk shall cause the PS Merger Sub, to merge with and into Profile Services in accordance with the provisions of the Nevada Revised Statutes and Delaware Code, the separate corporate existence of the PS Merger Sub shall cease and Profile Services shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Nevada Secretary of State and the Delaware Secretary of State a Certificate of Merger, executed in accordance with the applicable provisions of the Nevada General Corporation Laws. Provided that this Agreement has not been terminated pursuant to Article VI, the Parties will cause the Certificate of Merger to be filed as soon as practicable after the Closing.

SECTION 1.05      EFFECT OF THE MERGER.

The Merger shall have the effect set forth in Nevada Revised Statutes Title 7, Chapter 78 and Chapter 92A, Delaware Code Title 8 Chapter 1 and the General Statutes of North Carolina Chapter 55 Article 11. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Profile Aviation, the PAC Merger Sub, Profile Services and the PS Merger Sub shall vest in each company’s respective Surviving Entity, and all debts, liabilities and duties of Profile Aviation, the PAC Merger Sub, Profile Services and the PS Merger Sub shall become the debts, liabilities and duties of each company’s respective Surviving Entity.

SECTION 1.06      CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS  AND OFFICERS

Pursuant to the Merger:

(a) The Certificate of Incorporation and Bylaws of Profile Aviation and Profile Services, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Entities immediately following the Merger.

(b) The directors and officers of Profile Aviation and Profile Services immediately prior to the Merger shall be the directors and officers of the Surviving Entities following the Merger.

SECTION 1.07      RESTRICTIONS ON RESALE

(a) The Profile Shares issued pursuant to the Share Purchase and the Merger Shares will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) River Hawk receives an opinion of counsel for the Shareholders, reasonably satisfactory to counsel for River Hawk, stating that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the Merger Shares which are being issued to the shareholders shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR RIVER HAWK SHOW, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR RIVER HAWK SHOW, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

SECTION 1.08      EXCHANGE OF CERTIFICATES.

(a) Surrender of Shares. Upon the Effective Time, Profile Services and Profile Aviation shall be required to surrender all the Profile Shares to the Exchange Agent, and each shall be entitled upon such surrender to receive, respectively, in exchange therefore certificates representing the pro rata number of Merger Shares, which shall be disclosed on Schedule 1.08 prior to the Closing and attached hereto, into which the Profile Shares theretofore represented by the stock transfer forms so surrendered shall have been exchanged pursuant to this Agreement. Until so surrendered, each outstanding certificate which, prior to the Effective Time, represented Profile Shares shall be deemed for all corporate purposes, subject to the further provisions of this Article I, to evidence the ownership of the number of whole Merger Shares for which such Profile Shares have been so exchanged. No dividend payable to holders of the Merger Shares of record as of any date subsequent to the Effective Time shall be paid to the owner of any certificate which, prior to the Effective Time, represented Profile Shares, until such certificate or certificates representing all the relevant Profile Shares, together with a stock transfer form, are surrendered as provided in this Article I or pursuant to letters of transmittal or other instructions with respect to lost certificates provided by the Exchange Agent.

(b) Full Satisfaction of Rights. All Merger Shares for which the Profile Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the Profile Shares.

(c) Exchange of Certificates. All certificates representing Profile Shares converted into the right to receive Merger Shares pursuant to this Article I shall be furnished to River Hawk subsequent to delivery thereof to the Exchange Agent pursuant to this Agreement.

      (d) Closing of Transfer Books. On the Effective Date, the stock transfer book of Profile Aviation and Profile Services shall be deemed to be closed and no transfer of Profile Shares shall thereafter be recorded thereon.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF RIVER HAWK

River Hawk and where applicable, the PAC Merger Sub and the PS Merger Sub hereby jointly and severally represent and warrant to Profile Aviation and Profile Services, as of the date of this Agreement, as of the Closing Date and as of the Effective Time, as follows:

SECTION 2.01      ORGANIZATION, STANDING AND POWER

River Hawk is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has corporate power and authority to (i) conduct its business as presently conducted by it, (ii) to enter into and perform this Agreement, and (iii) to carry out the transactions contemplated by this Agreement. The PAC Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina, and has corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. In addition, the PS Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement.

SECTION 2.02  RELEVANT SUBSIDIARIES

(a) PAC Merger Sub. River Hawk owns all of the outstanding capital stock of the PAC Merger Sub, a newly formed North Carolina corporation and prior to the date hereof and through the Effective Date, the PAC Merger Sub shall not conduct any operating business, become a party to any agreements, or incur any liabilities or obligations.

(b) PS Merger Sub.  River Hawk owns all of the outstanding capital stock of the PS Merger Sub, a newly formed Delaware corporation and prior to the date hereof and through the Effective Date, the PS Merger Sub shall not conduct any operating business, become a party to any agreements, or incur any liabilities or obligations.

SECTION 2.03      CAPITALIZATION

(a) There are two hundred and seventy-five million (275,000,000) shares of capital stock of River Hawk authorized, consisting of twenty-five million (25,000,000) shares of common stock, $0.001 par value per share (the “River Hawk Common Shares”) and two hundred and fifty million (250,000,000) shares of preferred stock, $0.001 per share (“River Hawk Preferred Shares”). As of the date of this Agreement, there are one million eight hundred seventy-two hundred and three (1,870,203) River Hawk Common Shares issued and outstanding. It is acknowledged, that following the Closing Date, there will be approximately fifteen million (15,000,000) shares of common stock issued and outstanding.

(b) It is acknowledged that as of the Closing Date, the individuals named in, which shall be disclosed on Schedule 2.03 and attached hereto prior to the Closing, collectively, will own of record and beneficially up to approximately thirteen million one hundred and forty-eight six hundred and twenty (13,148,620) of the issued and outstanding River Hawk Common Shares, constituting 87.6% of such shares. No River Hawk Common Shares or River Hawk Preferred Shares have been reserved for issuance to any Person, and there are no other outstanding rights, warrants, options or agreements for the purchase of River Hawk Common or Preferred Shares except as provided in this Agreement.

(c) All outstanding River Hawk Common Shares are validly issued, fully paid, non-assessable, not subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws or other Applicable Law. The Merger Shares issuable to Profile Aviation and Profile Services pursuant to the Merger and the Share Purchase will, when issued pursuant to this Agreement, be duly and validly authorized and issued, fully paid and non-assessable.

SECTION 2.04  AUTHORITY FOR AGREEMENT

The execution, delivery, and performance of this Agreement by each of River Hawk, the PAC Merger Sub and the PS Merger Sub has been duly authorized by all necessary corporate and shareholder action, and this Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of each of River Hawk, the PAC Merger Sub and the PS Merger Sub, enforceable against each of them in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by River Hawk, the PAC Merger Sub and the PS Merger Sub will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, River Hawk's Articles of Incorporation, the PAC Merger Sub’s Certificate of Incorporation, the PS Merger Sub’s Certificate of Incorporation or any of their respective Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which River Hawk is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to River Hawk, the PAC Merger Sub or the PS Merger Sub.

SECTION 2.05  FINANCIAL CONDITION

The Annual Report on Form 10-K filed by River Hawk for the year ended December 31, 2006 and the Quarterly Reports on Form 10-QSB filed by River Hawk for the period ended September 30, 2006, June 30, 2006 and March 31, 2006 (the “SEC Filings”) are true, correct and complete in all material respects, are not misleading and do not omit to state any material fact which is necessary to make the statements contained in such public filings not misleading in any material respect. The financial statements included in the SEC Filings (the “Financial Statements”) were prepared in accordance with generally accepted accounting principles and fairly reflect the financial condition of River Hawk as of the dates stated and the results of its operations for the periods presented.

SECTION 2.06  ABSENCE OF CERTAIN CHANGES OR EVENTS

Since December 31, 2006, except as reported in River Hawks 10-KSB for the period ended December 31, 2007 and any subsequent Quarterly Reports filed by River Hawk with the Securities and Exchange Commission (“SEC”) on Form 10-QSB for the period ending on that date, and except as contemplated by this Agreement:

(a) there has not been any Material Adverse Change in the business, operations, properties, assets, or condition of River Hawk;

(b) River Hawk has not (i) amended its Articles of Incorporation, except to change its name from Viva International, Inc. to River Hawk Aviation, Inc. and to reduce its authorized common stock from one billion (1,000,000,000) to twenty-five million (25,000,000) shares; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; (iii) made any material change in its method of management, operation, or accounting; (iv) entered into any material transaction, not otherwise disclosed on Schedule 2.06 and attached hereto prior to the Closing; or (v) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(c) River Hawk has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent), except as otherwise disclosed on Schedule 2.06 to be attached hereto prior to the Closing and except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent River Hawk balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any material assets, properties, or rights, or canceled, or agreed to cancel, any material debts or claims; or (iv) made or permitted any material amendment or termination of any contract, agreement, or license to which it is a party.

SECTION 2.07     GOVERNMENTAL AND THIRD PARTY CONSENTS

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with River Hawk, the PAC Merger Sub or the PS Merger Sub, is required by or with respect to River Hawk, the Operating Subsidiaries, the PAC Merger Sub or the PS Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) the Nevada General Corporation Laws, Delaware General Corporation Laws, or North Carolina Business Corporation Act.

SECTION 2.08      LITIGATION

There is no action, suit, investigation, audit or proceeding pending against, or to the Knowledge of River Hawk, threatened against or affecting, River Hawk, the PAC Merger Sub or the PS Merger Sub or any of their respective assets or properties before any court or arbitrator or any governmental body, agency or official.

SECTION 2.09      INTERESTED PARTY TRANSACTIONS

Except as otherwise disclosed on Schedule 2.09, which shall be attached hereto prior to the Closing, River Hawk is not indebted to any officer or director of River Hawk, and no such person is indebted to River Hawk.

SECTION 2.10  COMPLIANCE WITH APPLICABLE LAWS

To the Knowledge of River Hawk, the business of each of River Hawk, the Operating Subsidiaries, the PAC Merger Sub and the PS Merger Sub has not been, and is not being, conducted in violation of any Applicable Law.

SECTION 2.11    TAX RETURNS AND PAYMENT

Except as disclosed in the Financial Statements filed by River Hawk with the SEC, there is no material claim for Taxes that is a Lien against the property of River Hawk other than Liens for Taxes not yet due and payable, none of which is material. River Hawk has not received written notification of any audit of any Tax Return of River Hawk being conducted or pending by a Tax authority where an adverse determination could have a Material Adverse Effect on River Hawk, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by River Hawk which is currently in effect, and River Hawk is not a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any material amount in excess of the amount reflected on the above referenced River Hawk Financial Statements.
(i)

(ii)  SECTION 2.12SECURITY LISTING

River Hawk is a fully compliant reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all River Hawk public filings required under the Exchange Act have been made. The common stock of River Hawk is listed for quotation on the Over The Counter Bulletin Board (the “OTCBB”). To the Knowledge of River Hawk, River Hawk has not been threatened or is not subject to removal of its common stock from the OTCBB.

(iii)  SECTION 2.13FINDERS’ FEES

River Hawk has not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PROFILE AVIATION AND PROFILE SERVICES

Profile Aviation and Profile Services hereby represents and warrants to River Hawk, the PAC Merger Sub, and the PS Merger Sub as of the date of this Agreement and as of the Effective Time (except as otherwise indicated), as follows:

SECTION 3.01  ORGANIZATION, STANDING AND POWER

(a) Profile Aviation. Profile Aviation is a privately held corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Profile Aviation is duly qualified to do business as a foreign corporation in each state in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary.

(b) Profile Services. Profile Services is a privately held corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. Profile Services is duly qualified to do business as a foreign corporation in each state in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary.

SECTION 3.02  CAPITALIZATION

(a) Profile Aviation. There are ________ shares of Profile Aviation capital stock authorized, consisting of _______ shares of common stock with $.____ par value (the “Profile Aviation Common Shares”). As of the date of this Agreement, there were ______ issued and outstanding Profile Aviation Common Shares. No Profile Aviation Common Shares have been reserved for issuance to any Person, and there are no outstanding rights, warrants, options or agreements for the purchase of Profile Aviation Common Shares. No Person is entitled to any rights with respect to the conversion, exchange or delivery of the Profile Aviation Common Shares. The Profile Aviation Common Shares have been issued in compliance with Applicable Law.

(b) Profile Services. There are ________ shares of Profile Services capital stock authorized, consisting of _______ shares of common stock with $.____ par value (the “Profile Services Common Shares”). As of the date of this Agreement, there were ____________ issued and outstanding Profile Services Common Shares. No Profile Services Common Shares have been reserved for issuance to any Person, and there are no outstanding rights, warrants, options or agreements for the purchase of Profile Services Common Shares. No Person is entitled to any rights with respect to the conversion, exchange or delivery of the Profile Services Common Shares. The Profile Services Common Shares have been issued in compliance with Applicable Law.

SECTION 3.03  AUTHORITY FOR AGREEMENT

The execution, delivery and performance of this Agreement by Profile Aviation and Profile Services has been duly authorized by all necessary corporate action, and this Agreement constitutes the valid and binding obligation of Profile Aviation and Profile Services, enforceable against Profile Aviation and Profile Services, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution and consummation of the transactions contemplated by this Agreement and compliance with its provisions by Profile Aviation and Profile Services will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, Profile Aviation’s Certificate of Incorporation or Bylaws and Profile Services’ Certificate of Incorporation or Bylaws, in each case as amended, or, to the Knowledge of Profile Aviation and Profile Services, in any material respect, any indenture, lease, loan agreement or other agreement instrument to which Profile Aviation and Profile Services is a party or by which it or any of them or any of its or their properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to Profile Aviation and Profile Services.

SECTION 3.04  GOVERNMENTAL OR THIRD PARTY CONSENT

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with Profile Aviation or Profile Services, is required by or with respect to Profile Aviation or Profile Services in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, or (ii) the Nevada General Corporation Law, Delaware General Corporation Law, or North Carolina Business Corporation Act.

SECTION 3.05    LITIGATION
There is no action, suit, investigation, audit or proceeding pending against or, to the Knowledge of Profile Aviation and Profile Services, threatened, against or affecting Profile Aviation or Profile Services or any of its material assets or properties before any court or arbitrator or any governmental body, agency or official.

SECTION 3.06     COMPLIANCE WITH APPLICABLE LAWS

To the Knowledge of Profile Aviation and Profile Services, the business of Profile Aviation and Profile Services has not been, and is not being, conducted in violation of any Applicable Law, except for possible violations which individually or in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect on Profile Aviation and Profile Services.

SECTION 3.07     TAX RETURNS AND PAYMENT

Profile Aviation and Profile Services has duly and timely filed all material Tax Returns required to be filed by them and has duly and timely paid all Taxes shown thereon to be due. To the Knowledge of Profile Aviation and Profile Services, there is no material claim for Taxes that is a Lien against the property of Profile Aviation and Profile Services other than Liens for Taxes not yet due and payable, none of which is material. Profile Aviation and Profile Services has not received written notification of any audit of any Tax Return of Profile Aviation or Profile Services being conducted or pending by a Tax authority where an adverse determination could have a Material Adverse Effect on Profile Aviation and Profile Services, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by Profile Aviation or Profile Services which is currently in effect, and Profile Services nor is Profile Aviation a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any material amount in excess of the amount reflected on the above referenced Profile Aviation and Profile Services’ financial statements.

(iv)  SECTION 3.08FINDERS’ FEES

Profile Aviation and Profile Services has not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS

SECTION 4.01    COVENANTS OF PROFILE AVIATION AND PROFILE SERVICES

Profile Aviation and Profile Services covenants and agrees that, during the period from the date of this Agreement until the Closing Date, Profile Aviation and Profile Services shall, except as otherwise disclosed in this Agreement and other than as contemplated by this Agreement or for the purposes of effecting the Closing pursuant to this Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of River Hawk:

(a)	shall not amend their Certificate of Incorporation or Bylaws;

(b)
shall not pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

(c)	shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d)
shall not sell, transfer, or otherwise dispose of any material assets required for the operations of Profile Aviation or Profile Services’ business, except in the ordinary course of business consistent with past practices;

(e)	shall not declare or pay any dividends on or make any distribution of any kind with respect to the Profile Shares; and

(f)
shall use commercially reasonable efforts to comply with and not be in default or violation under any known law, regulation, decree or order applicable to Profile Aviation and Profile Services’ business, operations or assets where such violation would have a Material Adverse Effect on Profile Aviation or Profile Services.

SECTION 4.02  COVENANTS OF RIVER HAWK

River Hawk covenants and agrees that, during the period from the date of this Agreement until the Closing Date, River Hawk shall not, other than as contemplated by this Agreement or for the purposes of effecting the Closing pursuant to this Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the prior written consent of Profile Aviation and Profile Services, which shall be disclosed on Schedule 4.02 prior to the Closing:

(a)	shall not amend its Articles of Incorporation or Bylaws;

(b)	shall not pay or agree to pay to any employee, officer or director compensation of any kind or amount;

(c)	shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(d)
shall not create, incur, assume, or guarantee any material indebtedness for money borrowed except in the ordinary course of business, or create or suffer to exist any mortgage, Lien or other encumbrance on any of its material assets;

(e)	shall not make any material capital expenditure or series of capital expenditures except in the ordinary course of business;

(f)	shall not declare or pay any dividends on or make any distribution of any kind with respect to River Hawk;

(g)	shall not issue any additional shares of River Hawk capital stock or take any action affecting the capitalization of River Hawk or the River Hawk Common or Preferred Shares; and

(h)	shall not grant any severance or termination pay to any director, officer or any other employees of River Hawk.

SECTION 4.03  COVENANTS OF THE PARTIES

(a) Announcement. Neither Profile Aviation nor Profile Services, on the one hand, nor River Hawk on the other hand, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation. Upon execution of this Agreement, River Hawk shall issue a press release, which shall be approved by Profile Aviation and Profile Services, and file a Current Report on Form 8-K reporting the execution of this Agreement.

(b) Notification of Certain Matters. Profile Aviation and Profile Services shall give prompt written notice to River Hawk, and River Hawk shall give prompt written notice to Profile Aviation and Profile Services, of:

(i) The occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

(ii) Any material failure of Profile Aviation or Profile Services on the one hand, or River Hawk, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c) Reasonable Best Efforts. Before Closing, upon the terms and subject to the conditions of this Agreement, the Parties agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to Applicable Law) to consummate and make effective the Merger and other transactions contemplated by this Agreement as promptly as practicable including, but not limited to:

(i) The preparation and filing of all forms, registrations and notices required to be filed to consummate the Share Purchase and the Merger, including without limitation, any approvals, consents, orders, exemptions or waivers by any third party or governmental entity; and
(ii) The satisfaction of the Party's conditions precedent to Closing.

(d) Access to Information

(i) Inspection by Profile Aviation and Profile Services. River Hawk will make available for inspection by Profile Aviation and Profile Services, during normal business hours and in a manner so as not to interfere with normal business operations, all of River Hawk’s records (including tax records), books of account, premises, contracts and all other documents in River Hawk’s possession or control that are reasonably requested by Profile Aviation and Profile Services to inspect and examine the business and affairs of River Hawk. River Hawk will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of Profile Aviation concerning the business and affairs of River Hawk. Profile Aviation and Profile Services will treat and hold as confidential any information it receives from River Hawk in the course of the reviews contemplated by this Section 4.03(d). No examination by Profile Aviation or Profile Services will, however, constitute a waiver or relinquishment by Profile Aviation or Profile Services of its rights to rely on River Hawk’s or the River Hawk Shareholders’ covenants, representations and warranties made herein or pursuant hereto.

(ii) Inspection by River Hawk. Profile Aviation and Profile Services will, if requested, make available for inspection by River Hawk, during normal business hours and in a manner so as not to interfere with normal business operations, all of the records of Profile Aviation and Profile Services (including tax records), books of account, premises, contracts and all other documents in their possession or control that are reasonably requested by River Hawk to inspect and examine the business and affairs of Profile Aviation and Profile Services. Profile Aviation and Profile Services will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of River Hawk concerning the business and affairs of Profile Aviation and Profile Services. River Hawk will treat and hold as confidential any information it receives from Profile Aviation or Profile Services in the course of the reviews contemplated by this Section 4.03(e). No examination by River Hawk will, however, constitute a waiver or relinquishment by River Hawk of its rights to rely on Profile Aviation and Profile Services’ covenants, representations and warranties made herein or pursuant hereto.

 ARTICLE V
CONDITIONS PRECEDENT

SECTION 5.01  CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS

The obligations of the Parties as provided herein shall be subject to each of the following conditions precedent, unless waived in writing by River Hawk, Profile Aviation and Profile Services:

(a) Consents, Approvals. The Parties shall have obtained all necessary consents and approvals of their respective boards of directors, and all consents, approvals and authorizations required under their respective charter documents, and all material consents, including any material consents and waivers by the Parties’ respective lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the shareholders of Profile Aviation and Profile Services in accordance with the applicable provisions of the Nevada Revised Statutes, General Statutes of North Carolina and Delaware Code and their respective corporate bylaws.

(c) Absence of Certain Litigation. No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the Parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

(d) Merger Subsidiary Formation. River Hawk shall have formed PAC Merger Sub and PS Merger Sub as its wholly owned subsidiaries prior to the Closing Date.

SECTION 5.02    CONDITIONS PRECEDENT TO THE OBLIGATIONS OF  RIVER HAWK

The obligations of River Hawk on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by River Hawk:

(a) Consents and Approvals. Profile Aviation and Profile Services shall have obtained all material consents, including any material consents and waivers by Profile Aviation and Profile Services' lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b)  Representations and Warranties. The representations and warranties by Profile Aviation and Profile Services in Article III herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c) Performance. Profile Aviation and Profile Services shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

(d) Proceedings and Documents. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to River Hawk and its counsel, and River Hawk and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e) Certificate of Good Standing. Profile Aviation shall have delivered to River Hawk a certificate as to the good standing of Profile Aviation certified by the Secretary of State of North Carolina on or within fourteen (14) days prior to the Closing Date. Additionally, Profile Services shall have delivered to River Hawk a certificate as to the good standing of Profile Aviation certified by the Secretary of State of North Carolina on or within fourteen (14) days prior to the Closing Date.

(f) Material Changes. Except as contemplated by this Agreement, since the date hereof, Profile Aviation and Profile Services shall not have suffered a Material Adverse Effect, and, without limiting the generality of the foregoing, there shall be no pending litigation to which Profile Aviation and Profile Services is a party which is reasonably likely to have a Material Adverse Effect on Profile Aviation or Profile Services.

(g) Due Diligence. River Hawk shall have completed to its own satisfaction due diligence in relation to Profile Aviation and Profile Services, except that this shall cease to be a condition precedent unless on or prior to March 29, 2007 River Hawk shall have delivered a written notice stating that it is not satisfied with the results of its due diligence.

(h) SEC Filing. No less than one (1) week prior to the Closing, Profile Aviation and Profile Services shall have delivered to River Hawk the financial statements, report of Profile Aviation and Profile Services’ independent registered public accountant, and other information required for inclusion in the Current Report that River Hawk will file with the SEC within four (4) business days after the Closing.

SECTION 5.03      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF  PROFILE AVIATION AND PROFILE SERVICES

The obligations of Profile Aviation and Profile Services on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by Profile Aviation and Profile Services:

(a)  Consents And Approvals. River Hawk, the PAC Merger Sub and the PS Merger Sub shall have obtained all material consents, including any material consents and waivers of its respective lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Agreement.

(b)  Representations And Warranties. The representations and warranties by River Hawk, the PAC Merger Sub and the PS Merger Sub in Article II herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Agreement.

(c)  Performance. River Hawk, the PAC Merger Sub and the PS Merger Sub shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement prior to or at the Closing.

(d)  Proceedings And Documents. All corporate, company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Profile Aviation and Profile Services and its counsel, and Profile Aviation and Profile Services and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e)  Certificates of Good Standing. River Hawk shall have delivered to Profile Aviation and Profile Services a certificate as to its good standing in the State of Nevada, and the PAC Merger Sub and the PS Merger Sub shall have delivered to Profile Aviation and Profile Services a certificate as to their good standing in their respective states of incorporation, in each case certified by the Secretary of State not more than fourteen (14) business days prior to the Closing Date.

(f)  Material Changes. Except as contemplated by this Agreement, since the date hereof, neither River Hawk, the PAC Merger Sub nor the PS Merger Sub shall have suffered a Material Adverse Effect and, without limiting the generality of the foregoing, there shall be no pending litigation to which River Hawk, PAC Merger Sub or the PS Merger Sub is a party which is reasonably likely to have a Material Adverse Effect on the Parties.

(g)  Due Diligence.Profile Aviation and Profile Services shall have completed to its own satisfaction due diligence in relation to River Hawk, except that this shall cease to be a condition precedent unless on or prior to September 15, 2007 Profile Aviation and Profile Services shall have delivered a written notice stating that it is not satisfied with the results of its due diligence;

(h)  Status of River Hawk. As at the Effective Time of the Merger, River Hawk (i) shall be a fully compliant reporting public company under the Exchange Act, and shall be current in all of its reports required to be filed under the Exchange Act and, (ii) shall not have been threatened or subject to delisting from the OTCBB.

(i)  River Hawk Principal Shareholders’ Holdings. On the date of Closing, the individuals listed, which shall be disclosed on Schedule 2.03 prior to the Closing, shall own up to approximately 87.6% of River Hawk Common Shares.

(j)  River Hawk Board of Directors. At the Effective Time of the Merger the officers and members of the board of directors of River Hawk shall consist of the persons designated, which shall be disclosed on Schedule 5.03 prior to the Closing.

(k)  Employment Agreement. River Hawk shall enter into a three (3) year employment agreement with Caroll G. Smith (the “Employment Agreement”), the terms of which will be determined prior to the Closing Date and attached hereto in the form of the Employment Agreement in Schedule 5.02.

(l) Information Statement. No less than ten (10) days prior to the Closing, to the extent required under the Securities Act of 1933 or the Exchange Act of 1934, River Hawk shall have filed with the SEC and mailed to its shareholders of record an information statement containing the information required by SEC Rule 14f-1, which shall be provided by Profile Aviation and Profile Services.

ARTICLE VI
TERMINATION

SECTION 6.01  TERMINATION

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by:

(a) The mutual written consent of the Boards of Directors of River Hawk, Profile Aviation and Profile Services;

(b) Either River Hawk, on the one hand, or Profile Aviation and Profile Services, on the other hand, if any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use their commercially reasonable best efforts to lift), which restrains, enjoins or otherwise prohibits the Share Purchase or the Merger or the issuance of the Merger Shares as contemplated herein and such order, decree, ruling or other action shall have become final and non-appealable;

(c) River Hawk, if Profile Aviation and Profile Services shall have breached in any material respect any of its or his representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by River Hawk to Profile Aviation and Profile Services, or by River Hawk, if it is not satisfied with the results of its due diligence investigation and it so notifies Profile Aviation and Profile Services on or before September 15, 2007;

(d) Profile Aviation and Profile Services, if River Hawk shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by Profile Aviation and Profile Services to River Hawk, or by Profile Aviation and Profile Services if it is not satisfied with the results of its due diligence investigation and it so notifies River Hawk on or before September 15, 2007; or

(e) Without any action on the part of the Parties if required by Applicable Law or if the Closing shall not be consummated by September 30, 2007, unless extended by written agreement of River Hawk and Profile Aviation and Profile Services.

SECTION 6.02  EFFECT OF TERMINATION

If this Agreement is terminated as provided in Section 6.01, written notice of such termination shall be given by the terminating Party to the other Party specifying the provision of this Agreement pursuant to which such termination is made, this Agreement shall become null and void and there shall be no liability on the part of River Hawk, Profile Aviation or Profile Services, provided, however, that (a) the provisions of Article VII hereof shall survive the termination of this Agreement, (b) nothing in this Agreement shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement and (c) termination shall not affect accrued rights or liabilities of any party at the time of such termination.

ARTICLE VII
CONFIDENTIALITY

SECTION 7.01  CONFIDENTIALITY

River Hawk, on the one hand, and Profile Aviation and Profile Services, on the other hand, will keep confidential all information and documents obtained from the other, including but not limited to any information or documents provided pursuant to Section 4.03(e) hereof (except for any information disclosed to the public pursuant to a press release authorized by the Parties); and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time.

ARTICLE VIII
INDEMNIFICATION

SECTION 8.01  INDEMNIFICATION BY RIVER HAWK

River Hawk shall indemnify, defend and hold harmless each of Profile Aviation and Profile Services, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a shareholder, officer, director or partner of Profile Aviation and Profile Services, any subsidiary or affiliate thereof or an employee of Profile Aviation and Profile Services, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “Profile Aviation and Profile Services Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Agreement by River Hawk or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any willful or grossly negligent act, omission or conduct of any officer, director or agent of River Hawk or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing. Any Profile Aviation and Profile Services Indemnified Party wishing to claim indemnification under this Section 8.01, upon learning of any such claim, action, suit, proceeding or investigation, shall notify River Hawk in writing, but the failure to so notify shall not relieve River Hawk from any liability that it may have under this Section 8.01, except to the extent that such failure would materially prejudice River Hawk.

SECTION 8.02  INDEMNIFICATION BY PROFILE AVIATION AND PROFILE SERVICES

Profile Aviation and Profile Services shall indemnify, defend and hold harmless each of River Hawk, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a shareholder, officer, director or partner of River Hawk, any subsidiary or affiliate thereof or an employee of River Hawk, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “River Hawk Indemnified Party” collectively, the “River Hawk Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Agreement by Profile Aviation and Profile Services, or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) any willful or negligent act, omission or conduct of any officer, director or agent of Profile Aviation and Profile Services or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing. Any River Hawk Indemnified Party wishing to claim indemnification under this Section 8.02, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Profile Aviation and Profile Services in writing, but the failure to so notify shall not relieve Profile Aviation and Profile Services from any liability that it may have under this Section 8.02, except to the extent that such failure would materially prejudice Profile Aviation or Profile Services.

SECTION 8.03  INDEMNIFICATION OF EXCHANGE AGENT

The Parties (for the purposes of this Section 8.03, the “Indemnitors”) agree to indemnify the Exchange Agent and his employees and agents (collectively, the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees, or any of them, may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees, or any one of them, arising out of or relating in any way to the Exchange Agent’s service in such capacity, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of any of the Indemnitees.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01  EXPENSES

Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

SECTION 9.02  GOVERNING LAW

Except to the extent that the law of the State of Delaware or that of North Carolina is mandatorily applicable to the Merger, this Agreement shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

SECTION 9.03  NOTICES

All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(a) If sent by reputable overnight air courier (such as Federal Express), two (2) business days after being sent;

(b) If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clause (a) above, when transmitted and receipt is confirmed by the fax machine; or

      (c)If otherwise actually personally delivered, when delivered.

All notices and other communications under this Agreement shall be sent or delivered as follows:

If to Profile Aviation and Profile Services, to:

Caroll G. Smith
Profile Aviation Center, Inc.
3103 9th Ave. Drive
Hickory, NC 28601

with a copy to (which shall not constitute notice):

____________________________
____________________________
____________________________
____________________________

If to River Hawk and/or the Shareholders, to:

Calvin Humphrey
River Hawk Aviation, Inc.
955 E. Commerce Drive, Suite #3
Traverse City, MI 49686

with a copy to (which shall not constitute notice):

David M. Otto
The Otto Law Group, PLLC
601 Union St., Suite 4500
Seattle, WA 98101
        Telephone: 206-262-9545 Ext. 215
Facsimile: 206-262-9513

Each Party may change its address by written notice in accordance with this Section.

SECTION 9.04   ENTIRE AGREEMENT

This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter contained in this Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

SECTION 9.05  ASSIGNMENT

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that in no event may the right to indemnification provided by Article VIII hereto be assigned by any of the Parties, with or without consent, except by operation of law. Subject to the immediately foregoing sentence of this Section 9.05, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs and representatives.

SECTION 9.06  COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

SECTION 9.07  NO THIRD PARTY BENEFICIARIES

Except as expressly provided by this Agreement, nothing herein is intended to confer upon any person or entity not a Party to this Agreement any rights or remedies under or by reason of this Agreement.

SECTION 9.08  RULES OF CONSTRUCTION

The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

RIVER HAWK AVIATION, INC.

By: /s/
Name:	Calvin Humphrey
Title:	Chief Executive Officer

PAC ACQUISITION CORP.

By: /s/
Name:	Calvin Humphrey
Title:	Chief Executive Officer

PS ACQUISITION CORP.

By: /s/
Name:	Calvin Humphrey
Title:	Chief Executive Officer

PROFILE AVIATION CENTER, INC.

By: /s/
Name:	Caroll G. Smith
Title:	President

PROFILE AVIATION SERVICES, INC.

By: /s/
Name:	Caroll G. Smith
Title:	President